Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Healthy Choice Wellness Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2) Price Per Unit	Maximum Aggregate Offering (2) Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.001 par value per share	457(c) 457(h)	2,626,968	$0.42	$1,103,326.56	$0.00015310	$168.92
Total Offering Amounts					$1,103,326.56		$168.92
Total Fee Offsets							$0
Net Fee Due							$168.92

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), that become issuable under the Healthy Choice Wellness Corp. 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s Class A Common Stock.
2.	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.40 per share, which is the average of the high and low selling prices of a share of the Registrant’s Class A Common Stock as reported on the NYSE American on July 21, 2025 (such date being within 5 business days prior to the date of filing this Registration Statement).